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                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 12th day of March, 2006, is entered into by Nashua Corporation, a Massachusetts corporation with its principal place of business at 11 Trafalgar Square, Suite 201, Nashua, New Hampshire 03063 (the "Company"), and Thomas Brooker, residing at 1156 S. Grove Avenue, Oak Park, Illinois 60304 (the "Executive").

     The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

     1. Employment At-Will. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, commencing on May 4, 2006 (the "Commencement Date"). Subject to the provisions set forth herein and in the change of control and severance agreement, of even date herewith, attached hereto as Exhibit A (the "Change of Control Agreement"), the Executive's employment with the Company shall be at-will meaning that either party may terminate the employment relationship at any time, for any reason, with or without cause or notice subject to the provisions set forth herein.

     2. Title; Capacity. The Executive shall serve on a full-time basis as President and Chief Executive Officer. The Executive shall be based in the Company's office in Chicago, Illinois. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors (the "Board") or such officer of the Company as may be designated by the Board.

     The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company and shall not engage in any other business activities without the prior (written) approval of the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

     3.   Compensation and Benefits.


          3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company's customary payroll practices, an annualized base salary of $350,000, for the period commencing on the Commencement Date. Effective January 1, 2007, and provided Executive remains employed by the Company, the Executive's annualized base salary shall be increased to $400,000. Such salary shall be subject to adjustment thereafter as determined by the Board.

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          3.2  Annual Bonus. The Executive shall be eligible to receive an annual cash bonus, payable as a percentage of the Executive's base salary, based upon the achievement of certain plan goals established by the Board. The Board in its sole discretion will determine the bonus award, if any, as follows:

             Budgeted Profits              Bonus
             ----------------              -----
                  <90%                        0%
                   90%                       25%
                  100%                       50%
                  110%                       75%
                  120%                      100%
                  125%                      150%
              130% or more                  200%

          The Board shall set the performance criteria by January 31 of each calendar year. For 2006, the Executive shall be entitled to receive a minimum bonus of 25% of the Executive's annual base salary for the year and the bonus payment for 2006 shall be payable 66 2/3% in cash and 33 1/3% in shares of restricted stock (valued on the date the bonus is paid) that vest annually in three equal installments on the first, second and third anniversary of the date the bonus is paid; provided, however that if the Company does not have available under its stock incentive plans sufficient shares to pay the portion of the 2006 bonus payable in shares of restricted stock or if the Board determines in good faith that it is not advisable or in the best interests of the Company to pay such portion of the 2006 bonus in shares of restricted stock, the Company may pay all or part, at the Board's discretion, of such portion of the 2006 bonus in cash. Bonus payments, if any, will be paid less applicable taxes and withholdings. Bonus payments will be paid within 2 1/2 months after the end of the year in which they are earned. If the Executive resigns or is terminated for Cause (as defined in the Change of Control Agreement) prior to the time that any bonus award is earned or paid, the Executive shall not be entitled to such bonus award.

          3.3 Fringe Benefits. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to four weeks paid vacation per year, to be taken at such times as may be approved by the Board. Vacation time may not be carried over from year to year.

          3.4 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time. The Company shall also reimburse the Executive for all reasonable attorneys fees up to $10,000 incurred in the negotiation of this Agreement.

          3.5 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

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          3.6  Restricted Stock. Subject to approval of the Board and the
Executive's execution of the applicable Company restricted stock agreements, the Executive shall be granted 40,000 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), subject to the terms and conditions of the Company's 2004 Value Creation Incentive Plan, or if granted pursuant to a different stock incentive plan of the Company, such grant of Common Stock shall be on substantially similar terms and conditions as the Company's 2004 Value Creation Incentive Plan. The common stock shall vest as to (i) 33% if the average of the last reported sales price per share of the Common Stock on the Nasdaq National Market (or other national securities exchange or nationally recognized trading system) for a 40 consecutive trading day period ending on the third anniversary of the Commencement Date (the "40-Day Average Closing Price") is equal to or greater than $13.00 and less than $14.00, (ii) 66% if the 40-Day Average Closing Price is equal to or greater than $14.00 and less than $15.00 and (iii) 100% if the 40-Day Average Closing Price is equal to or greater than $15.00. The common stock shall vest upon the terms and conditions set forth in the 2004 Value Creation Incentive Plan.

          3.7 Change of Control Agreement. The Executive shall, upon execution of this Agreement, execute the Change of Control Agreement.

     4. Effect of Termination. In the event the Executive's employment with the Company is terminated by the Company for any reason other than Cause (as defined in the Change of Control Agreement) prior to the second anniversary of the Commencement Date (the "Date of Termination"), and provided the Executive enters into a binding release of claims in favor of the Company, the Company shall continue to pay to the Executive his salary in effect on the date of termination until the second anniversary of the Commencement Date; provided however, that any salary continuation received by the Executive pursuant to this
Section 4 shall be reduced on a dollar-for-dollar basis for any severance paid pursuant to the Change of Control Agreement. The Executive shall be entitled to receive payments pursuant to this Section 4 as follows: (i) if there are less than six months until the second anniversary of the Commencement Date, payments shall be made on the first business day that is six months and one day following the Date of Termination and (ii) if there are more than six months until the second anniversary of the Commencement Date, payments shall be made on the first business day that is six months and one day following the Date of Termination and thereafter the Executive shall receive salary continuation pursuant to this
Section 4 in accordance with the Company's customary payroll practices.

     5. Non-Competition and Non-Solicitation. The Executive shall, upon execution of this Agreement, execute a non-competition and non-solicitation agreement in the form attached hereto as Exhibit B.


     6. Proprietary Information and Developments. The Executive shall, upon execution of this Agreement, execute a proprietary and confidential information and developments agreement in the form attached hereto as Exhibit C.

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     7.   Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). Any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

     8.   Miscellaneous.

          8.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 8.1.

          8.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

          8.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

          8.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

          8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts or the Northern District of Illinois), and the Company and the Executive each consents to the jurisdiction of such a court.

          8.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

          8.7 Waivers. No delay or omission by the Company or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or the Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
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          8.8  Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          8.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        NASHUA CORPORATION


                                        By: /s/ Andrew B. Albert
                                           --------------------------------
                                        Name: Andrew B. Albert
                                        Title: CEO


                                        EXECUTIVE

                                        /s/ Thomas Brooker
                                        ----------------------------------
                                        Thomas Brooker


                                   SCHEDULE A

                                Prior Agreements
                                ----------------